SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.
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                       Commission File Number 0-16946
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                     LabOne, Inc., a Missouri corporation
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                            10101 Renner Boulevard
                             Lenexa, Kansas 66219
                                (913) 888-1770
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                             Common Stock Rights
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          (Title of each class of securities covered by this Form)
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                         Common Stock, $0.01 par value
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
      Rule 12g-4(a)(2)(ii)     [ ]        Rule 15d-6                [ ]
      Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, LabOne, Inc., a Missouri corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 2, 1999                        LabOne, Inc.


                                                By:  /s/ Kurt E. Gruenbacher
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                                                Name: Kurt E. Gruenbacher
                                                Title:  V.P. Finance, C.A.O.
                                                        and Treasurer